Exhibit 23.6

Consent of Ogier (Cayman) LLP

Consent Letter

September 18, 2025

To:	ProCap Financial, Inc. 600 Lexington Avenue, Floor 2 New York, New York 10022

Dear Sir/Madam,

We hereby consent to the references to our firm’s name in ProCap Financial, Inc.’s registration statement on Form S-4 (the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Ogier
Consent of Ogier (Cayman) LLP